                                  SCHEDULE 14A

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                          LOGIC DEVICES, INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                           LOGIC DEVICES INCORPORATED
                               1320 ORLEANS DRIVE
                               SUNNYVALE, CA 94089

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 16, 1998



    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Logic Devices Incorporated, a California corporation (the "Company"), will be held at the offices of Logic Devices Incorporated, 1320 Orleans Drive, Sunnyvale, California 94089, on June 16, 1998 at 2:00 p.m., local time, for the following purposes:

        1. To elect a Board of Directors;

        2. To approve the adoption of the Company's 1998 Director Stock Incentive Plan.

        3. To transact such other business as may properly come before the meeting.

    Shareholders of record at the close of business on May 13, 1998, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

                                         By Order of the Board of Directors,



                                         Mary C. deRegt
                                         Secretary

Sunnyvale, California
April 29, 1998


    THE BOARD OF DIRECTORS EXTENDS A CORDIAL INVITATION TO ALL SHAREHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN AS PROMPTLY AS POSSIBLE THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

                           LOGIC DEVICES INCORPORATED
                               1320 ORLEANS DRIVE
                               SUNNYVALE, CA 94089
                                  -------------
                                 PROXY STATEMENT
                                  -------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 16, 1998

                                  INTRODUCTION

    The accompanying Proxy is solicited by the Board of Directors (the "Board") of Logic Devices Incorporated, a California corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and at any adjournments thereof. The Company's principal executive offices are located at 1320 Orleans Drive, Sunnyvale, California 94089, and its telephone number is (408) 542-5400. Shareholders of record at the close of business on May 13, 1998 are entitled to notice of and to vote at the meeting. This Proxy Statement and the accompanying Proxy are being mailed to shareholders on or about May 15, 1998.

                                   THE MEETING

    On May 13, 1998, there were issued and outstanding 6,121,750 shares of common stock, no par value ("Common Stock"), held by approximately 3,500 holders of record. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of shareholders, except for the election of directors in which holders of Common Stock may cumulate their votes.

    The presence in person or by proxy of the holders of a majority of the Company's outstanding shares of Common Stock will constitute a quorum. The affirmative vote of a majority of the outstanding shares of Common Stock represented and voting at the meeting, in person or by proxy, (which shares voting affirmatively also constitute at least a majority of the required quorum) will be necessary for the taking of all action which may properly come before the meeting. The shares owned by the directors will not be voted with respect to Proposal No. 2: Approval of 1998 Director Stock Incentive Plan. Abstentions are considered present at the Annual Meeting and counted in determining whether a quorum is present. Shares represented by broker non-votes will be considered present at the Annual Meeting and will be counted in determining whether a quorum is present. With respect to all matters, abstentions and broker non-votes will not be counted in determining the number of shares voted for or against any proposal.

    Shareholders are permitted to vote cumulatively in the election of directors, and the candidates receiving the highest number of affirmative votes will be elected. Cumulative voting entitles each shareholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder and permits each shareholder to cumulate such votes for one candidate or distribute such votes among the candidates in such proportion as the shareholder may determine. In order to vote cumulatively a shareholder must give notice of his intention to cumulate votes by proxy or at the meeting, and all candidates must be placed in nomination prior to the voting. After any shareholder has properly given such notice, every shareholder will be entitled to cumulate his votes in the election of directors.

        The named proxies do not intend to give notice of their intention to cumulate their votes, but they may elect to do so in the event of a contested election or any other unexpected circumstances. Discretionary authority to cumulate votes is being solicited hereby, including the authority to cumulate votes for all or fewer than all of the nominees, in the discretion of the persons named as proxies. See "Election of Directors."

PROXIES AND PROXY SOLICITATION

    All shares of Common Stock represented by properly executed proxies will be voted at the meeting in accordance with the directions marked on the proxies, unless such proxies previously have been revoked. If no directions are indicated, the proxies will be voted for the election of each nominee named below under "Election of Directors" in such cumulative proportions as the proxies determine, in their sole discretion. If any other matters are properly presented at the meeting for action, which is not presently anticipated, the proxy holders will vote the proxies (which confer discretionary authority upon such holders to vote on such matters) in accordance with their best judgment. Each proxy executed and returned by a shareholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company), or if a shareholder is present at the meeting, he may elect to vote his shares personally.

    In addition to solicitation by mail, certain directors, officers and other employees of the Company, not specially employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telegram. The Company will also request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of Common Stock which are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

                                       PROPOSAL NO. 1:

                                    ELECTION OF DIRECTORS

    At the meeting, a Board of five Directors is to be elected. See "Election of Directors--Information Concerning Nominees for Election as Directors." Each director elected at the meeting will hold office until the next annual meeting of shareholders of the Company or until his respective successor is duly elected and qualified. See "The Meeting."

    The Board has nominated and it is the intention of the persons named as proxies in the enclosed proxy, unless otherwise instructed, to vote for the election of the nominees named below, each of whom has consented to serve as a director if elected. All of the nominees have previously served as directors of the Company. The proxies solicited hereby will not be voted for a greater number of persons than the number of nominees named.

INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS

    The following information is furnished with respect to each nominee:

                        YEAR
                        FIRST    PRINCIPAL OCCUPATION
NOMINEE           AGE   ELECTED  OTHER DIRECTORSHIPS (1)
-------           ---   -------  -----------------------
Howard L. Farkas  74    1983     Mr. Farkas is Chairman of the Board of the
                                 Company and has been a director since 1983. Mr.
                                 Farkas has been part owner of and a broker with Farkas Group, Inc., a commercial real estate company, since 1981. He has been a business advisor to Mr. S.A. Hellerstein, trustee of the Farkas Trusts, and Mr. Hellerstein's predecessor as Trustee, since 1964. He serves as a director of Synthetech, Inc., Power Cell, Inc. and Acquisition Industries, Inc. Mr.
                                 Farkas is a vice president of G.A.S. Corp., a privately held corporation which serves as the corporate general partner of Gas Acquisition
                                 Services Limited Partnership. On June 27, 1990, such limited partnership sought protection under Chapter 11 of the federal bankruptcy laws and was subsequently liquidated. On September
                                 23, 1992, Mr. Farkas filed for personal
                                 protection under Chapter 7 of the federal bankruptcy laws and was released on November
                                 26, 1996.

William J. Volz   50    1983     Mr. Volz is a founder of the Company and has
                                 been a director since its inception. Mr. Volz has been President and principal operating officer of the Company since December 1987. He served as the Company's Vice President of Engineering from August 1983 to December 1987.

Burton W. Kanter  67    1983     Mr. Kanter has served as a director of the
                                 Company since 1983. He is Chief Executive
                                 Officer of Walnut Capital Corp., a regulated small business investment company providing early stage venture capital. company. He is "of counsel" to the law firm of Neal Gerber &
                                 Eisenberg in Chicago. He serves as a director of HealthCare COMPARE Corp., Scientific
                                 Measurement Systems, Inc., and Walnut Financial
                                 Services, Inc. He is a member of the faculty of the University of Chicago Law School and a trustee of several private charitable foundations.

Albert Morrison,  59    1983     Mr. Morrison has served as a director of the
 Jr.                             Company since 1983 and has been President of
                                 Morrison Brown Argiz & Company, P.C., a
                                 certified public accounting firm in Miami, Florida, since 1969. He serves as a director of Heico Corp.

Bruce B. Lusignan 48    1996     Dr. Lusignan has served as a director since
                                 1996. Dr. Lusignan is Director of the
                                 Communications Satellite Planning Center, a
                                 research laboratory of Stanford University's
                                 Electrical Engineering Department. Dr. Lusignan
                                 is Vice President of Engineering for Primary
                                 Communication, Inc., a small telecommunications
                                 consulting firm, and does consulting work for
                                 Becker, Gurman, Lucas, Meyers and O'Brien
                                 (regulatory law), Mendes and Mount (satellite
                                 insurance), the Intergovernmental Bureau of
                                 Informatics, Cairo University, King Saud
                                 University, E.F. Johnson Corporation, and the
                                 U.S. Congress Office of Technology Assessment.
----------

(1) Only directorships of issuers with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act or directorships of issuers registered as investment companies under the Investment Company Act of 1940 are listed in the above table.

BOARD AND COMMITTEE MEETINGS

    The Board has an Audit Committee and a Compensation Committee. Presently, the members of the Audit Committee are Howard L. Farkas, Burton W. Kanter and Albert Morrison, Jr., and the members of the Compensation Committee are Howard
L. Farkas, William J. Volz and Burton W. Kanter.

    The functions of the Audit Committee include reviewing the independence of the Company's independent auditors, recommending to the Board the engagement and discharge of independent auditors, reviewing with the independent auditors the plan and results of auditing engagements, reviewing the scope and adequacy of internal accounting controls and directing and supervising special investigations. The Audit Committee held one meeting during fiscal 1997. All members of the Audit Committee were present at the meeting.

    The functions of the Compensation Committee include reviewing and making recommendations to the Board with respect to the compensation of officers and other employees of the Company and establishing employee benefit programs. The Compensation Committee held three meetings during fiscal 1997. All members of the Compensation Committee were present at each meeting.

    The Board has not designated a Nominating Committee; rather, the Board as a whole performs the functions which would otherwise be delegated to such a committee. In recommending Board candidates, the Board seeks individuals of proven judgement and competence and considers such factors as anticipated participation in Board actions, education, geographic location and special talents or attributes. Shareholders who wish to suggest qualified candidates should write to the Board stating in detail the qualifications of such persons for consideration.

    The Board held four meetings during fiscal 1997. All members of the Board attended each meeting during the year except for Mr. Morrison who attended only one of the meetings personally and participated in one of the other meetings by conference telephone call.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of April 29, 1998, certain information concerning the beneficial ownership of Common Stock and Preferred Stock by each shareholder known by the Company to be the beneficial owner of more than 5%, by each director, by each non-director executive officer and by all executive officers and directors as a group. The persons named in the table have sole voting and investment power with respect to the shares owned by them subject to community property laws where applicable and the information contained in the footnotes to this table.

                                                            BENEFICIAL
                                                               SHARE         PERCENTAGE
NAME AND ADDRESS                                            OWNERSHIP(1)   OWNERSHIP(1)(2)
----------------                                            ------------   ---------------

5% SHAREHOLDERS:

      S.A. Hellerstein
        Trustee of the Farkas Trusts(3)                        749,305(3)        12.2%
         1139 Delaware Street
         Denver, CO 80204

      BRT Partnership(4)                                         319,482          5.2%
         120 South Riverside Drive, Suite 1420
         Chicago, Illinois 60606

      Windy City, Inc.(5)                                        500,000          8.2%
         8000 Towers Crescent Drive, Suite 1070
         Vienna, VA 22182

      Dimensional Fund Advisors, Inc.                         317,400(6)          5.2%
         1299 Ocean Avenue, 11th Floor
         Santa Monica, CA 90401

   DIRECTORS:

      Howard L. Farkas                                         100,000(7)(8)      1.6%
         5460 South Quebec Street, Suite 300
         Englewood, CO  80111

      William J. Volz                                            174,445(8)       2.8%
         1320 Orleans Drive
         Sunnyvale, CA  94089

      Albert Morrison, Jr.                                      20,877(8)(9)      0.3%
         9795 South Dixie Highway
         Miami, FL  33156

      Burton W. Kanter                                             877(8)(10)     0.0%
         2 North LaSalle Street, Twenty Second Floor
         Chicago, IL 60602

      Bruce B. Lusignan                                               --(8)       0.0%
        Communications Satellite Planning Center
         Stanford University
         Stanford, CA  94305

 NON-DIRECTOR EXECUTIVE OFFICERS:

      William Jackson                                           55,000(11)        0.9%
         1320 Orleans Drive
         Sunnyvale, CA  94089

      Todd J. Ashford                                                 --          0.0%
         1320 Orleans Drive
         Sunnyvale, CA  94089

      Mary C. deRegt                                              20,000(12)      0.4%
         1320 Orleans Drive
         Sunnyvale, CA  94089

      Michael S. Andrews                                          37,500(13)      0.6%
         16776 Bernardo Center Drive, Suite #203
         San Diego, CA  92121

ALL EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP (9 PERSONS)      408,699(8)(14)   6.6%

----------

(1) Assumes the exercise of any warrants or options held by such person, but not the exercise of any other person's warrants or options.

(2)  Assumes 6,121,750 shares of Common Stock outstanding as of May 13, 1998.

(3) Consists of 15 irrevocable trusts administered by Mr. Hellerstein, an independent trustee, the beneficiaries of which consist of Mr. Farkas and members of his family.

(4) An Illinois general partnership. 25 of the partners of the BRT Partnership are separate and individual trusts commonly and collectively known as the Bea Ritch Trusts administered by Mr. Soloman A. Weisgal, an independent trustee, for the benefit of various members of Mr. Kanter's extended family but excluding Mr. Kanter. Mr. Kanter disclaims any beneficial ownership of the shares held by the BRT Partnership.

(5) The BRT Partnership owns 100% of the outstanding common stock of Windy City, Inc which constitutes all of the currently existing voting stock of Windy City, Inc.

(6) In a schedule 13G filing with the Company dated February 9, 1997, Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, reported beneficial ownership of 317,400 shares of Common Stock as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware Business Trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(7) Consisting of 100,000 shares of Common Stock issued to Mr. Farkas upon exercise of certain warrants funded through a loan from the Company. See "Compensation of Executive Officers and Directors - Compensation of Directors". Mr. Farkas disclaims any beneficial ownership of the shares held by or issuable to Mr. Hellerstein, as Trustee of the Farkas Trusts.

(8) Does not include shares underlying options pursuant to the 1998 Director Stock Incentive Plan which the shareholders are being asked to approve. See Proposal No. 2: Approval of 1998 Director Stock Incentive Plan.

(9) Includes 20,000 shares of Common Stock issued to Mr. Morrison upon exercise of certain warrants funded through a loan from the Company. See " Compensation of Executive Officers and Directors - Compensation of Directors ".

(10) Mr. Kanter disclaims any beneficial ownership of the shares held by BRT Partnership and Windy City, Inc.

(11) Such beneficial share ownership reflects an aggregate of 55,000 shares of underlying granted options of Common Stock, of which 21,250 shares are currently exercisable.

(12) Such beneficial ownership reflects an aggregate of 20,000 shares of underlying granted options of Common Stock, of which 5,000 shares are currently exercisable.

(13) Such beneficial share ownership reflects an aggregate of 37,500 shares of underlying granted options of Common Stock, of which 9,375 shares are currently exercisable.

(14) Such beneficial share ownership reflects an aggregate of 112,500 shares of underlying granted options of Common Stock, of which 35,625 shares are currently exercisable.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Based solely upon a review of Form 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) during its most recent fiscal year end and Form 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, the Company is not aware of any directors, officers or beneficial owner of more than 10% of the shares of the Company's Common Stock who failed to file on a timely basis, as disclosed in the above Forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal year except that Michael S. Andrews did not timely file a Form 3 when he was elected Chief Technical Officer in March of 1996. The Form 3 was filed in December of 1997.

                       COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

    Furnished below is information with respect to compensation paid or accrued for services in all capacities during the twelve months ended December 31, 1997, to the Company's most highly paid executive officers serving at the end of 1997 whose total annual salary and bonus exceeded $100,000:

                                                                                                                   LONG-TERM
                                                                                                OTHER             COMPENSATION
                                                                                                ANNUAL              AWARDS
                                                         ANNUAL COMPENSATION                  COMPENSATION          (OPTIONS)
NAME AND PRINCIPAL POSITION               YEAR      SALARY ($)           BONUS ($)                 ($)            (NO. OF SHARES)
---------------------------               ----      ----------          ----------             ----------         ---------------
William J. Volz ....................     1997       $125,252               --                       --                  --
  President and Chief Executive          1996        110,374               --                       --                  --
  Officer                                1995        118,942               --                       --                  --

William Jackson ....................     1997        122,003               --                       --              25,000
  Vice President,                        1996         96,486               --                       --                  --
  Manufacturing                          1995        105,756               --                       --              15,000

Todd J. Ashford ....................     1997        120,698(1)            --                       --                  --
  Chief Financial                        1996        108,581(1)            --                       --                  --
  Officer                                1995         99,334(1)            --                       --               7,000

Michael S. Andrews .................     1997        134,200(2)            --                       --              25,000
  Chief Technical
  Officer

------------------------

(1) Includes compensation consisting of automobile allowances of $6,000 for each of 1995, 1996, and 1997.

(2) Includes compensation consisting of automobile allowances of $4,200 for 1997.


STOCK OPTIONS

      The following table sets forth information concerning the Stock Options granted under the 1996 Stock Incentive Plan and 1990 Incentive and Non-Qualified Stock Option Plan during the 1997 fiscal year to the named Executive Officers. The table also sets forth hypothetical gains or potential "option spreads" for those options at the end of their respective ten-year terms. These potential realizable values are based on the assumption that the market price of the Company's common stock will appreciate at a rate of five percent (5%) and ten percent(10%), compounded annually, from the date the option was granted to the last day of the full option term. The actual value realized upon the exercise of these options, if any, will be dependant upon the future performance of the Company's common stock and overall market conditions. During the 1997 fiscal year, no stock appreciation rights were granted to the named Executive Officers.

                               OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                           POTENTIAL REALIZABLE
                                         INDIVIDUAL GRANTS                                                    VALUE AT ASSUMED
                          -----------------------------------------------                                     ANNUAL RATES OF
                                            % OF TOTAL                                                            STOCK PRICE
                            OPTIONS          OPTIONS          EXERCISE                                       APPRECIATION FOR
                            GRANTED         GRANTED TO          PRICE                                            OPTION TERM
                           (NO. OF        EMPLOYEES IN           PER                  EXPIRATION          -----------------------
NAME                        SHARES)        FISCAL YEAR         SHARE ($)                 DATE               5% ($)      10% ($)
------------------------  ----------     -----------------   ---------              ------------          --------      ---------
William J. Volz ........       --                --             --                      --                  --               --
William Jackson ........     25,000(1)           13%           2.125                August 1997            2,675            5,325
Todd J. Ashford ........       --                --             --                      --                  --               --
Michael S. Andrews .....     25,000(1)           13%           2.125                August 1997            2,675            5,325

---------------------

(1) Options vest over a three year period. Twenty-five percent vest immediately upon grant, with the remainder vesting equally over the next three years.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

    The following table provides information related to the number of stock options exercised during 1997, the number of exercisable and unexercisable options held at December 31, 1997, and the year-end value of exercisable and unexercisable options held at December 31, 1997.

                                                                                           VALUE OF UNEXERCISED
                                                               NUMBER OF                 IN-THE-MONEY OPTIONS AT
                                                           UNEXERCISED OPTIONS           FISCAL YEAR END (MARKET
                                                           AT FISCAL YEAR-END              PRICE OF SHARES LESS
                           SHARES                           (NO. OF SHARES)             EXERCISE PRICE) ($)(2)(3)
                         ACQUIRED ON     VALUE         --------------------------       -----------------------------
NAME                       EXERCISE    REALIZED(1)     EXERCISABLE  UNEXERCISABLE       EXERCISABLE     UNEXERCISABLE
----                       --------    -----------     -----------  -------------       -----------     -------------
William J. Volz .......      --           --               --               --               --               --
William Jackson .......      --           --           17,500           22,500            3,906           11,719
Todd J. Ashford .......      --           --            5,250            1,750               --               --
Michael S. Andrews ....      --           --            6,250           18,750            3,906           11,719

------

(1) The "value realized" represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may have been owed.

(2) "In-the-money" options are options whose exercise price was less than the market price of the common stock at December 31, 1997.

(3) Assuming a stock price of $2.750 per share, which was the closing price of a share of the Company's common stock reported on the Nasdaq National Market System on December 31, 1997.

COMPENSATION OF DIRECTORS

    Directors did not receive any cash compensation during 1997 or the previous eleven years for either their services as directors or for their services on the various Board committees. Three of the current non-employee directors were granted on February 15, 1995 warrants to purchase an aggregate of 220,000 shares of the Company's Common Stock at an exercise price of $2.5625 per share (the last reported NASDAQ transaction price on February 15, 1995). During 1996, the Company extended loans to two of the non-employee director warrant holders, Mr. Farkas and Mr. Morrison, to purchase 120,000 shares of Common Stock at the warrant exercise price of $2.5625. The note to Mr. Farkas is in the principal amount of $256,250 and the note to Mr. Morrison is in the principal amount of $51,250. The notes mature July 1998, accrue interest at the reference rate of the Company's primary commercial lender plus 2% and are secured by the shares of Common Stock acquired upon exercise of the warrants. The warrant issued to Mr. Kanter was transferred by him after the 1995 fiscal year end and is currently outstanding.

    Under the Company's 1998 Director Stock Incentive Plan (the "Director Plan") which is being submitted to the shareholders for approval, each individual who is elected and continues to serve as a non-employee Board member will receive automatic option grants, each for 10,000 shares, at annual intervals over his period of continued Board service, beginning with the 1998 Annual Meeting for each of the current non-employee directors, if the Director Plan is approved and if he is re-elected to the Board. Each non-employee director who is initially elected or appointed after approval of the Director Plan will be eligible for automatic option grants upon his re-election to the Board at the first annual Shareholders Meeting following his initial election or appointment to the Board. Each of these options will have an exercise price per share equal to the fair market value of the Company's Common Stock on the automatic grant date and has a maximum term of five years. Each 10,000 share option will be immediately exercisable for all the option shares.

     The Director Plan also provides for special one-time option grants to certain Board members. If the Director Plan is approved, then the following special one-time option grants will be made on the date of the 1998 Annual
Meeting: a 75,000 share option grant to Howard Farkas, the Company's Chairman of the Board, a 75,000 share option grant to Burton Kanter and a 200,000 shares option grant to William Volz, the Company's President. In accordance with the terms of the Director Plan, each option grant will have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and will have a maximum term of five years. Each such option will be immediately exercisable for all the option shares. These special one-time grants to Mr. Farkas and Mr. Kanter will be in addition to the annual automatic option grant for 10,000 shares they will each receive under the other provisions of the Director Plan upon their re-election to the Board. Mr. Volz will not be eligible for these automatic option grants while he is an employee of the Company. The Board of Directors believes that the special one-time option grants to be made pursuant to the Director Plan provide appropriate compensation for the time and effort contributed by Mr. Farkas and Mr. Kanter to the Company over the past three years and for the services of Mr. Volz over the past ten years. Both Mr. Farkas and Mr. Kanter have spent considerable time and effort assisting Company management in addressing the various issues faced by the Company over the past three years, and Mr. Volz has received no stock option grants from the Company over the last ten years.

    No other compensation is paid to directors of the Company in respect of their services as directors.

EMPLOYMENT CONTRACTS

    The Company currently has no employment agreements with any of its employees. None of the Company's executive officers has employment or severance arrangements with the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Howard L. Farkas, William J. Volz and Burton W. Kanter served as members of the Compensation Committee of the Company's Board of Directors during the fiscal year ended December 31, 1997. Mr. Volz was and currently is the Company's President and Chief Executive Officer. Mr. Farkas and Mr. Kanter each received warrants to purchase 100,000 shares of the Company's Common Stock during the fiscal year ended December 31, 1995. Mr. Farkas exercised his warrants during 1996 through the extension of a loan from the company. See "Compensation of Executive Officers and Directors - Compensation of Directors." Each of them is eligible to receive awards under the Company's 1996 Stock Incentive Plan and Mr. Volz is eligible to receive option grants under the Company's 1990 Incentive and Non-qualified Stock Option Plan, if the Director Plan is approved, each of them will receive special one-time option grants and Mr. Farkas and Mr. Kanter, as non-employee members of the Board, will receive automatic annual option grants. See "Proposal No. 2: Approval of 1998 Director Stock Incentive Plan." Mr. Volz does not vote on committee matters regarding his salary or option grants and has not received any option grants under the 1996 Stock Incentive Plan or the 1990 Incentive and Non-qualified Stock Option Plan.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has responsibility for executive compensation matters including: review and approval of base salaries, approving individual bonuses and bonus programs for executive officers, administration of certain employee benefit programs, and review and approval of stock option grants to all employees, including the executive officers of the Company.

OVERVIEW

    The over-all policy of the Committee is to offer the Company's executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Company and their contribution to that performance. Each executive officer's compensation package is generally comprised of three elements: (i) base salary, which is determined on the basis of the individual's position and responsibilities with the Company, the level of his performance, and the financial performance of the Company, (ii) incentive performance awards payable in cash and tied to the achievement of performance goals, and (iii) long term stock-based incentive awards designed to strengthen the mutuality of interest between the executive officers and the Company's shareholders.

COMPONENTS OF EXECUTIVE COMPENSATION

    Several important factors considered in establishing the components of each executive officer's compensation package are summarized below. Additional factors were taken into account to a lesser degree. The Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

    Base Salary. The base salary for each officer is set primarily on the basis of personal performance and internal comparability considerations, and to a lesser extent on the financial performance of the Company. Because of the Company's financial performance over the past two fiscal years, the base salary levels of the executive officers have not increased significantly above the levels in effect for them for the 1995 fiscal year. There was one exception to this policy: the salary for Mr. Jackson was increased during 1997 to take into account his added responsibilities.

    Cash Incentive Compensation. The Company has no regular established Cash Incentive Compensation program for its executive officers. The Compensation Committee does review the possibility of cash incentives for executive officers based on the performance of the specific officer and on the financial performance of the Company. Over the past several years no cash bonuses have been issued to executive officers.

    Long-Term Stock-Based Incentive Compensation. The Company has had two long-term Stock-Based Incentive Compensation programs in place for which each of the Company's executive officers have been eligible to participate: a) the Logic Devices Incorporated Employee Stock Ownership Plan (the "ESOP"), and b) the Logic Devices Incorporated Incentive and Non-qualified Stock Option Plan (the "Option Plan") and the 1990 Stock Incentive Plan (together with the Option Plan, the "Stock Incentive Plans"). No shares remained available under the Option Plan in 1997 so the shareholders approved the 1996 Stock Incentive Plan at last year's annual meeting.

    The ESOP was designed to align the interest of each employee, including the executive officers, with those of the shareholders and provide each individual with a performance incentive from the perspective of an owner with an equity stack in the business. The ESOP was funded as a leveraged ESOP for the years 1989 to 1994 and was terminated in 1995. All participating employees, including executive officers, were allowed to take rollover distributions out of the plan in 1995. Under the ESOP, the Company's executive officers received distributions of shares of common stock for the years 1991 to 1994 based on the plan formula. For 1993 and 1994 this compensation was included in the salary of each executive at the market price of the shares at the time of distribution to the executives' ESOP account. There were no distributions of additional shares made to executive officers after 1994 under the ESOP.

    Under the Stock Incentive Plans, the Compensation Committee from time to time approves grants of common stock options to the executive officers. The grants are designed to align the interest of each executive officer with those of the shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of the Company's common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years), thus providing a return to the executive officer only if the market price of the shares appreciates over the option term and the officer continues in the Company's employ. The size of the option grant to each executive officer is designed to create a meaningful opportunity for stock ownership and is based upon the executive officer's current position with the Company, internal comparability with option grants made to other Company executives, the current level of ownership in relation to other executive officers, the executive officer's current level of performance and the executive officer's potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of vested and unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The Committee does not adhere to any specific guidelines as to the relative option holding of the Company's executive officers under the Stock Incentive Plans. The options granted to executive officers under the Stock Incentive Plans for the years 1995 to 1997 are included in the Summary Compensation Table as Long-Term Compensation Awards.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    Mr. Volz is currently the Company's President and Chief Executive Officer. There is no employment or severance agreement between Mr. Volz and the Company. The Compensation Committee determines the Chief Executive Officer's compensation in the same manner as described above for all executives. In setting the base salary and cash incentive levels for the Chief Executive Officer, the Compensation Committee reviews comparative information reflecting recent compensation data for the industry. Mr. Volz base salary has been set accordingly and Mr. Volz has not received any cash incentive compensation. Mr. Volz has been eligible to receive stock under both the Company's ESOP and Stock Incentive Plans, but Mr. Volz has elected not to receive any option grants under the Stock Incentive Plans. If the Director Plan is approved by the shareholders, he will receive a special one-time stock option grant under the Director Plan but, as an employee, will not be eligible to receive automatic annual grants which will be received by the non-employee members of the Board of Directors.


    With respect to matters related to all elements of compensation the Compensation Committee submits this report.

               William J. Volz
               Howard L. Farkas
               Burton W. Kanter

                            COMPANY PERFORMANCE GRAPH

           COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG LOGC,
                        THE S&P 500 INDEX AND THE NASDAQ
                        ELECTRONIC COMPONENTS STOCK INDEX


     Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the NASDAQ Electronic Components Stock Index and S&P 500 Index for the period of five years commencing December 31, 1992 and ending December 31, 1997. The graph and table assume that $100 was invested on December 31, 1992 in each of the Company's Common Stock, the NASDAQ Electronics Components Index and the S&P 500 Index and that all dividends were reinvested.

                               [GRAPHIC OMITTED]



                                           1992        1993        1994        1995        1996        1997
                                           ----        ----        ----        ----        ----        ----
NASDAQ Elec. Components Stock Index        $100        $215        $237        $393        $679        $456
S&P 500                                    $100        $112        $110        $148        $178        $252
LOGC                                       $100        $173        $ 98        $305        $ 80        $129

                                 PROPOSAL NO. 2:

                 APPROVAL OF 1998 DIRECTOR STOCK INCENTIVE PLAN

      The shareholders are being asked to vote on a proposal to approve the 1998 Director Stock Incentive Plan (the "Director Plan"). The terms and provisions of the Director Plan are described more fully below by the Company. The description, however, is not intended to be a complete summary of all the terms of the Director Plan. A copy of the Director Plan will be furnished by the Company to any shareholder upon written request to the Corporate Secretary: 1320 Orleans Drive, Sunnyvale, CA 94089, (408) 542-5400.

PURPOSE

      The purposes of the Director Plan are to make service on the Board more attractive to present and prospective non-employee Board members, since the continued service of qualified non-employee directors is considered essential to the management, growth and sustained financial success of the Company and to make specified one-time option grants to specific Board Members for their many contributions to the Company to date.

ELIGIBILITY

      Each non-employee Board member will be eligible to receive automatic option grants under the Director Plan. As of the date of this Proxy Statement, four of the Company's Board members were eligible to receive automatic option grants under the Director Plan. Mr. Volz will be eligible to receive the one-time option grant discussed under "Special Option Grants" below, but not the automatic option grants as long as he is an employee of the Company.

AUTOMATIC OPTION GRANTS

      Under the Director Plan, each individual who is elected or appointed to the Board as a non-employee Board member will be eligible to receive automatic 10,000 share grants at each Annual Shareholders Meeting at which he is re-elected to the Board, beginning with the 1998 Annual Meeting, if the Director Plan is approved. Each non-employee director who is initially elected or appointed after approval of the Director Plan will be eligible for automatic option grants upon his re-election to the Board at the first Annual Meeting following the date of his initial election or appointment to the Board.

SPECIAL OPTION GRANTS

      The Director Plan also provides for special one-time option grants of 75,000 shares to each of Mr. Howard Farkas, the Company's Chairman of the Board, Mr. Burton Kanter and 200,000 shares to Mr. William Volz, the Company's President. Each grant will be made on the date of the 1998 Annual Meeting, provided the Director Plan is approved by the shareholders. In accordance with the terms of the Director Plan, each option grant will have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and will have a maximum term of five years. Each option will be immediately exercisable for all the option shares.

      The Board of Directors believes that the special one-time share option grants to be made pursuant to the Director Plan provides appropriate compensation for the time and effort contributed by Mr. Farkas and Mr. Kanter to the Company over the past three years and for the services of Mr.. Volz over the past ten years. Both Mr. Farkas and Mr. Kanter spent considerable time and effort assisting the Company management in addressing the various issues faced over the past three years by the Company, and Mr. Volz has received no option grants from the Company over the past ten years. These special one-time option grants will be in addition, if the Director Plan is approved, to the 10,000 share option grants to be made to Mr. Farkas and Mr. Kanter under the Director Plan upon their re-election to the Board at the 1998 Annual Meeting. Mr. Volz will not be eligible for the automatic option grants as long as he is an employee of the Company.

PRICE AND EXERCISABILITY

      The option price per share will be 100% of the fair market value of the Common Stock on the grant date, and no option may be outstanding for more than a 5-year term. Granted options will be immediately exercisable.

      Upon exercise of the option, the option price for the purchased shares will be immediately payable: a) in cash or cash equivalents, b) by offsetting any other amounts owed to the holder by the Company, c) in shares of Common Stock valued at fair market value on the date of exercise, d) on a "net issuance" basis or e) any combination of the foregoing. "Net issuance" allows purchase without cash and takes into account the value of the shares (determined as set forth in (c) of the preceding sentence) at the time the options are being exercised. The effect of such issuance is to reduce the number of shares received by the holder. For instance, if the value of the shares is three times the exercise price, the holder will receive two-thirds of the shares for which the option is exercised and will in essence surrender the remaining one-third to the Company in payment of the exercise price.

SECURITIES SUBJECT TO PLAN

      The total number of shares of Common Stock issuable over the term of the Director Plan may not exceed 550,000 shares.(1) Such shares will be made available either from the Company's authorized but unissued Common Stock or from Common Stock reacquired by the Company.

      If any option granted under the Director Plan expires or terminates unexercised prior to exercise in full, then the number of shares for which such option is not exercised may be made the subject of subsequent grants under the Director Plan.

CHANGES IN CAPITALIZATION

      In the event any change is made to the Common Stock issuable under the Director Plan by reason of any stock split, stock dividend, combination of shares, exchange of shares or other change in the corporate structure of the Company effected without receipt of consideration, appropriate adjustments will be made to (i) the aggregate number and/or class of shares of Common Stock available for issuance under the Director Plan, (ii) the number of shares of Common Stock to be made the subject of each subsequent automatic grant and (iii) the number and/or class of shares of Common Stock purchasable under each outstanding option and the exercise price payable per share so that no dilution or enlargement of benefits will occur under such option.

VALUATION

      For purposes of establishing the option price and for all other valuation purposes under the Director Plan, the fair market value per share of Common Stock on any relevant date is to be determined in accordance with the following rules:

           (i) If the Common Stock is not at the time listed or admitted to trading on any stock exchange but is traded on the NASDAQ National Market, then the fair market value will be deemed equal to the closing selling price per share of Common Stock on the NASDAQ National Market on the date in question.
           (ii) If the Common Stock is at the time listed or admitted to trading on any national securities exchange, then the fair market value will be the closing selling price per share of Common Stock on the date in question on the securities exchange serving as the primary market for the Common Stock, as such price is officially quoted on such exchange.

As of April 7, 1998, the fair market value per share of the Company's common stock was $3.188 per share, based on the closing selling price per share on such date on the NASDAQ National Market.

----------
(1) This number is subject to adjustment in the event of certain changes to the capitalization of the Company. See "Changes in Capitalization" below.

TERM OF THE PLAN

      The Director Plan will terminate upon the earlier of June 16, 2008 or the date all shares available for issuance under the Director Plan are issued or cancelled pursuant to the exercise or cancellation of options granted under the Director Plan. Any options outstanding at the time of the termination of the Director Plan will remain in force in accordance with the provisions of the instruments evidencing such grants.

TRANSFERABILITY

      The stock option grants will generally be transferable subject to applicable securities laws. The options as well as the shares of Common Stock issuable upon exercise of the options will constitute restricted securities for purposes of the Securities Act of 1933, as amended (the "Act") and cannot be sold or otherwise transferred in the absence of registration under the Act and all other applicable securities laws unless an exemption from the registration provisions of the Act and all other applicable securities laws is available and the Company receives a satisfactory opinion of counsel as to such exemption.

      The Board of Directors may, in its discretion, elect to make certain options granted under the Director Plan non-transferable or limit transferability to transfers under the laws of descent and distribution and/or intra-family transfers in order to allow grantees to facilitate estate planning transactions or divorce settlements. However, such restrictions on transferability for options granted under the Director Plan are not currently contemplated.

FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS GRANTED UNDER THE DIRECTOR PLAN

      Options granted under the Director Plan are nonstatutory options which are not intended to satisfy the requirements of Section 422 of the Internal Revenue Code. The tax treatment of a nonstatutory option is summarized below.

      No taxable income is recognized by an optionee upon the grant of a nonstatutory option. The optionee will in general recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares at the date of exercise over the exercise price.

      However, special provisions of the Internal Revenue Code apply to the acquisition of shares under a nonstatutory option if the purchased shares are subject to substantial risk of forfeiture such as the short-swing profit restrictions of the Federal securities laws. These special provisions may be summarized as follows:

      If the shares acquired upon exercise of the nonstatutory option are subject to substantial risk of forfeiture, the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the repurchase right or the risk of forfeiture lapses, an amount equal to the difference between the fair market value of the shares on the date the repurchase right or risk of forfeiture lapses and the option price paid for the shares.

      The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the nonstatutory option an amount equal to the difference between the fair market value of the purchased shares on the date of exercise (determined as if the shares were not subject to the Company's repurchase right or other substantial risk of forfeiture) and the option price paid for the shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right or risk of forfeiture lapses.

      The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee in connection with the exercise of the nonstatutory option. The deduction will in general be allowed for the taxable year of the Company which includes the last day of the calendar year in which such ordinary income is recognized by the optionee.

ACCOUNTING TREATMENT

      Option grants with exercise prices not less than the fair market value of the option shares on the grant date will not result in any charge to the Company's reported earnings. However, the Company must disclose, in footnotes to the Company's financial statements, the impact those options would have had upon the Company's reported earnings were the value of those options at the time of grant treated as compensation expense. In addition, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

SHAREHOLDER APPROVAL

      The affirmative vote of a majority of the Company's outstanding shares of Common Stock represented and voting at the meeting, in person or by proxy (which shares voting affirmatively also constitute at least a majority of the required quorum) is required for the approval of the Director Plan. The shares owned by the directors will not be voted with respect to the Director Plan. The Board believes that the Director Plan will make service on the Board more attractive to present and prospective non-employees and that the one-time automatic share option grants provide appropriate compensation for the time and effort contributed by Mr. Farkas and Mr. Kanter to the Company over the past three years and for the services of Mr. Volz over the past ten years. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL. If the shareholders do not approve the proposal, then neither the special one-time option grants nor the automatic option grants will be made. However, the directors remain eligible for grants under the Company's 1996 Stock Incentive Plan.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company engaged in no transactions or series of similar transactions since the beginning of its last fiscal year with any of its officers, directors or principal shareholders, or any of their affiliates in which the amount invested exceeded $60,000 and no such transactions are currently contemplated other than as described under Proposal No. 2 - Approval of 1998 Director Stock Incentive Plan. There was outstanding indebtedness to the Company from two of its non-employee directors during the last fiscal year, and the terms and circumstances of the indebtedness is discussed under "Compensation of Executive Officers and Directors Compensation of Directors."

      Any future transactions with the Company's officers, directors or principal shareholders, or any of their affiliates, will be on terms the Board of Directors believes to be no less favorable to the Company than those that could be obtained from an unrelated third party in an arms-length transaction.

                                   ACCOUNTANTS

      The firm of Meredith, Cardozo, Lanz & Chiu LLP was the Company's principal accountants for the fiscal year ended December 31, 1997 and has been selected to examine the financial statements of the Company for 1998. A representative of Meredith, Cardozo, Lanz & Chiu LLP is expected to attend the meeting where he will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

                       1999 ANNUAL MEETING OF SHAREHOLDERS

      Any proposals of shareholders intended to be personally presented at the 1999 Annual Meeting of Shareholders must be received by the Secretary of the Company for inclusion in the Company's Proxy Statement and form of Proxy no later than December 31, 1998. Any such proposals will be subject to the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

                                            By order of the Board of Directors



                                            Mary C. deRegt, Secretary

April 29, 1998
Sunnyvale, California

                           LOGIC DEVICES INCORPORATED

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     Howard L. Farkas, Burton W. Kanter, Albert Morrison, Jr., William J. Volz, Bruce B. Lusignan and each of them, are hereby constituted and appointed the lawful attorneys and proxies of the undersigned, with full power of substitution, to vote and act as proxy with respect to all shares of common stock, no par value, of LOGIC DEVICES INCORPORATED standing in the name of the undersigned on the books of the company at the close of business on May 13, 1998, at the Annual Meeting of Shareholders to be held at the offices of Logic Devices Incorporated, 1320 Orleans Drive, Sunnyvale, California 94089 at 2:00 P.M., Local time, on Tuesday, June 16, 1998, or any adjournment thereof, as follows:

1.   ELECTION OF DIRECTORS:

     [ ] FOR ALL NOMINEES      [ ] CUMULATE my votes     [ ] WITHHOLD my vote
         listed (except as         as follows (insert        for all nominees
         marked to the             percentage of vote        to the left
         contrary)                 for each nominee).

                            _______ Howard L. Farkas
                            _______ Burton W. Kanter
                            _______ Albert Morrison, Jr.
                            _______ William J. Volz
                            _______ Bruce B. Lusignan

     (INSTRUCTION: To withhold authority to vote, cumulatively or otherwise, for any individual nominee, strike a line through the nominee's name listed under the cumulative box above.)

2.   Approval of 1998 Director Stock Incentive Plan.

             [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

                                                  (To be signed on reverse side)

(Continued from other side)

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE LISTED NOMINEES, (EXCEPT AS MARKED TO THE CONTRARY) INCLUDING CUMULATIVELY FOR ALL OR FEWER THAN ALL OF THE NOMINEES IN THE SOLE DISCRETION OF THE PROXIES AND FOR THE APPROVAL OF THE 1998 DIRECTOR STOCK INCENTIVE PLAN.

Please sign proxy as name appears thereon. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.

                                         Dated:                        , 1998
                                               ------------------------
                                         PLEASE MARK, SIGN, DATE, AND RETURN
                                         THE PROXY CARD PROMPTLY USING THE
                                         ENCLOSED ENVELOPE.

                                         --------------------------------------
                                         Signature

                                         --------------------------------------
                                         Signature if held jointly